Exhibit 3.1
UNDERWRITING AND SERVICING AGREEMENT
(the Federal Life Trust)
This Underwriting and Servicing Agreement (“Agreement”) is entered into by and between the Federal Life Trust (the “Trust”), and FED Mutual Financial Services, Inc. (“FED Mutual”), effective this ___ day of                     , 2008 (“Effective Date”).
WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940 (“1940 Act”) which serves as a funding vehicle for contracts issued under the Trust Variable Account — A;
WHEREAS, the shares (“Shares”) of the Trust may be issued from time to time after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission (“SEC”) on Form N-1A, pursuant to the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”);
WHEREAS, the Trust desires to retain FED Mutual to act as principal underwriter for the distribution and sale of the Shares in order to satisfy the requirements of the federal securities laws and FED Mutual desires to provide such services;
WHEREAS, FED Mutual is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”);
NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:
1.	Representations of FED Mutual.

FED Mutual represents and warrants that it is registered as a member of FINRA and as a broker-dealer with the SEC and, to the extent necessary to perform the activities contemplated hereunder, is registered, or otherwise qualified or exempt, under the applicable securities laws of every state or other jurisdiction in which the Shares are offered. FED Mutual represents and warrants that it is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

2.	Appointment of Principal Underwriter.

On the Effective Date of this Agreement, the Trust appoints FED Mutual and FED Mutual accepts the appointment to serve as principal underwriter of the Shares in all jurisdictions where the Shares may be lawfully sold, subject to the registration requirements of the 1933 Act, the 1934 Act and the 1940 Act.

3.	Duties of FED Mutual.
(a)	Compliance

FED Mutual will fully comply with the requirements of FINRA, the SEC and all other federal and state laws applicable to the underwriting and distribution of the Shares. Upon request by the Trust, FED Mutual will furnish such records as may be necessary to establish such compliance.

(b)	Prospectuses, Sales Literature and Advertising.

In accordance with the requirements of the laws of several states, and rules of FINRA and the SEC, FED Mutual will act in conformity with final disclosure documents describing the Shares. FED Mutual will not give any information or make any representations or statements on behalf of or concerning the Trust in connection with the Shares other than information or representations contained in the registration statement, prospectus or statement of additional information pertaining to the Trust and the Shares, as such materials may be amended from time to time or as may be contained in sales literature prepared and approved by the Trust. FED Mutual will not use any sales promotion or advertising materials in connection with the offering and sale of the Shares which has not been approved in writing by the Trust prior to such use.

(c)	Purchase Payments

FED Mutual agrees that all payments tendered with or in respect of any subscription for Shares is the property of the Trust. All payments made for the Shares shall be made by check payable to the Trust, or by such other method the Trust specifies as acceptable.

(d)	Books, Records and Reports

FED Mutual will comply with all applicable requirements of the 1934 Act and FINRA including the requirements to maintain and preserve books and records pursuant to Section 17(a) of the 1934 Act and the rules thereunder.

(e)	Indemnification

FED Mutual hereby agrees to hold harmless and indemnify the Trust against any and all claims, liabilities and expenses which the Trust may incur from liabilities arising out of or based upon any breach of this Agreement by FED Mutual.
4.	Representations of the Trust.
(a)	The Trust represents and warrants that it is a statutory trust formed under the laws of the state of Delaware.

(b)	The Trust, as issuer of the Shares, has registered the Trust as an open end investment company under the 1940 Act and, upon effectiveness of the Registration Statement on Form N-1A, shall have registered the Shares under the 1940 Act and the 1933 Act.

(c)	the Trust represents and warrants that it is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.
5.	Duties of the Trust.
(a)	Prospectuses, Sales Literature and Advertising
(i)	The Trust will provide FED Mutual prospectuses relating to the Shares and such other sales literature and advertising materials as the Trust determines is necessary or desirable for use in connection with sales of the Shares.

(ii)	The Trust represents and warrants that the prospectus(es) and registration statement(s) relating to the Shares will contain no untrue statements of material fact or omission to state a material fact, the omission of which makes any statement contained in the prospectus(es) and registration statement(s) misleading.
(b)	Subscriptions for Shares

All subscriptions for Shares are subject to acceptance or rejection by the Trust at its sole discretion. If rejected, the Trust will refund the purchase payment directly to the purchaser.

(c)	Share Delivery

The Trust will transmit Shares directly to the purchaser of such Shares.

(d)	Retention of Rights by the Trust

The Trust reserves the right to reject any and all subscriptions and payments submitted and discontinue issuing Shares. The Trust may in its sole discretion and without notice to FED Mutual, suspend sales of Shares if, in the Trust’s opinion, such suspension is (1) necessary for compliance with federal, state or local laws, regulations or administrative order(s); or, (2) necessary to prevent administrative or financial hardship to the Trust. In all other situations, the Trust will provide 30 days notice to FED Mutual prior to suspending sales of any Share.

(e)	Indemnification

The Trust hereby agrees to hold harmless and indemnify FED Mutual against any and all claims, liabilities and expenses which FED Mutual may incur from liabilities arising out of or based upon the Trust’s breach of any of its duties under this Agreement.

(f)	Books, Records and Reports

The Trust will comply with all applicable requirements of the 1934 Act and FINRA including the requirements to maintain and preserve books and records pursuant to Section 17(a) of the 1934 Act and the rules thereunder regarding confirmations the Trust sends for payments the Trust receives for the Shares and for transactions the Trust processes in the Shares. The Trust shall hold such books and records on behalf of and as agent for FED Mutual whose property they are and shall remain, and acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.
6.	Compensation of Principal Underwriter.

The Trust shall pay FED Mutual its allocated costs and expenses of acting as the Trust’s principal underwriter for the Shares, provided that all such allocated costs and expenses: a) shall be equitable between the Trust and FED Mutual; b) shall be in conformance with all regulatory requirements applicable to the Trust; and c) shall be accounted for by FED Mutual in accordance with guidance issued by the Securities and Exchange Commission and by FINRA in NASD Notice to Members 03-63 (October 2003). As necessary to meet any of the foregoing requirements, the parties may supplement this Agreement from time to time with a written schedule that details the method of cost allocation agreed upon by the parties and either agreed to or acquiesced in by all functional regulators having jurisdiction over the parties to this Agreement.

7.	Termination.

This Agreement may be terminated, without cause, by any party upon sixty (60) days prior written notice, without penalty; and may be terminated immediately, by any party for failure to perform satisfactorily or other cause; and will be terminated immediately if FED Mutual ceases to be registered as a broker-dealer under the 1934 Act and a member of FINRA. This Agreement will also terminate immediately upon assignment without the prior written consent of all parties.

8.	General Provisions.
(a)	Amendment and Entirety

This is the entire Agreement between the Trust and FED Mutual with respect to the subject matter of this Agreement. No additions, amendments or modifications of this Agreement or any waiver of any provision will be valid unless approved, in writing, by authorized representatives of the Trust and FED Mutual. In addition, no waiver of any default or failure of performance by either party will affect the other party’s rights with respect to a subsequent default or failure.

(b)	Independent Shareor Relationship

This Agreement does not create the relationship of employer and employee between any of the parties to this Agreement. The parties are independent contractors with respect to each other, and their respective employees and agents.

(c)	Assignment

None of the parties will assign or transfer, in whole or in part, this Agreement or any of the benefits accrued or to accrue hereunder, without prior written consent of an authorized representative of the other parties.

(d)	Governing Law

It is agreed by the parties that this Agreement will be governed by the laws of the State of Illinois.

(e)	Severability

It is understood and agreed by the parties that if any part, term or provision of this Agreement is held to be invalid or in conflict with any law or regulation, the validity of the remaining part, terms or provisions will not be affected and the parties’ rights and obligations will be construed and enforced as if this Agreement did not contain the part, term or provision held to be invalid.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the Effective Date.

FEDERAL LIFE TRUST	ATTEST:

By:	By:
Name:	Name:

Title:	Title:

FED MUTUAL FINANCIAL SERVICES, INC.	ATTEST:

By:	By:

Name:	Name:

Title:	Title: